                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

      This Employment Agreement ("AGREEMENT"), dated as of April 1, 2005 ("EFFECTIVE DATE"), is between Medical Discoveries, Inc., a Utah corporation ("MDI"), and Judy M. Robinett, an individual ("EXECUTIVE").

1. EMPLOYMENT RELATIONSHIP / POSITION / DUTIES.

      1.1 EMPLOYMENT RELATIONSHIP. Executive shall continue to be employed by MDI as President and Chief Executive Officer. Executive and MDI acknowledge that either party may terminate this Agreement and the employment relationship at any time and for any or no reason, upon six months' written notice to the other, subject to the obligations of MDI specified in Section 5 of this Agreement.

      1.2 POSITION. Executive will serve MDI as its President and Chief Executive Officer.

      1.3 DUTIES. Executive will, during the term of this Agreement, faithfully and diligently perform all such acts and duties, and furnish such services, as the Board of Directors of MDI (the "Board") shall reasonably direct and are consistent with the duties normally associated with the position of President and Chief Executive Officer. Executive will devote such time, energy, and skill to the business of MDI as shall reasonably be required for performance of her duties. Executive shall not be prevented by this Section 1.3 from engaging in any civic, charitable or humanitarian pursuits that do not interfere or conflict with the performance of her duties hereunder.

2. TERM OF EMPLOYMENT. Unless sooner terminated in accordance with this Agreement, the term of employment will be for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the "TERM"); provided, however, that in the event of a Change of Control (as defined in Section 5.4(c)) during said three-year period, the Term shall extend to the later of (i) said three-year period or (ii) 24 months following a Change of Control as defined in Section 5.4 below.

3. SALARY AND ANNUAL BONUS. MDI will pay Executive (i) an annual salary of $350,000, plus (ii) annual bonus payments. The Board shall adopt a formal annual bonus plan (the "Plan") no later than one month following the Effective Date that will provide for the payment of an annual cash bonus to be paid to Executive during the Term, based upon the achievement of financial, operational and managerial goals mutually agreed to by Executive and the Board (the "Bonus"). Such objectives will be weighted according to their importance. Objectives and weightings may be revised by mutual consent of Executive and the Board during the Term if warranted by changes in economic conditions, accounting regulations or other unforeseen circumstances. Upon successful achievement of the agreed upon goals, the Bonus will equal a defined percentage of Executive's then-current salary. Initially, the Plan shall consist of the

                                                                    EXHIBIT 10.4

objectives and weightings set forth in Exhibit A, which is attached hereto and incorporated by reference herein.

      The level of Executive's performance will be measured by the Board based on a thorough review of Executive's performance vis-a-vis the established objectives, taking into consideration extraordinary events that may have either positively or negatively impacted on the Executive's ability to achieve such objectives. The Bonus will be paid no later than 30 days following each anniversary of the Effective Date during the Term.

4. OTHER BENEFITS.

      4.1 EMPLOYEE BENEFIT PROGRAMS. Executive will be eligible to participate in all employee benefit programs established by MDI that are applicable to management personnel such as medical, pension, 401(k), disability and life insurance plans on the same basis as other employees of MDI from time to time, but nothing herein shall require the adoption or maintenance by MDI of any specific plans.

      4.2 VACATIONS AND HOLIDAYS. Executive will be provided such holidays, sick leave and vacation as MDI makes available to its management level employees generally; provided, however, that Executive shall be entitled to not less than four weeks' paid vacation in each twelve-month period during the Term.

      4.3 EXPENSES. MDI will reimburse Executive in accordance with company policies and procedures for reasonable expenses (including travel expenses, including business class for all business-related international travel) necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure. In addition, upon request by Executive, MDI shall provide Executive with a credit card, cellular phone and a monthly calling plan of Executive's choosing.

      4.4 VEHICLE. Upon request by Executive when MDI's operating budget permits, MDI shall provide Executive with the use of a company-owned vehicle that will be replaced every two years during the Term.

      4.5 MISCELLANEOUS ADDITIONAL BENEFITS. MDI will provide Executive with the following additional benefits during the Term:

            (a) reimbursement for professional association membership (initiation and annual) fees; conference attendance and licensing fees related to the maintenance of Executive's professional status;

            (b) membership in two airline clubs;

                                                                    EXHIBIT 10.4

            (c) reimbursement for financial counseling and annual income tax preparation, not to exceed $2,500 per year; and

            (d) payments of legal fees associated with the drafting and negotiation of this Agreement, not to exceed $8,500.

5. COMPENSATION UPON TERMINATION.

      5.1 TERMINATION WITHOUT CAUSE. In the event of a Termination of Executive's Employment (as defined in Section 5.4(a)) at any time during or upon the expiration and non-renewal of the Term for any reason other than Cause (as defined in Section 5.4(b)), death, or Disability (as defined in Section 5.4(d)), including but not limited to Executive's resignation for Good Reason, and contingent upon Executive's execution of the Release of Claims (as defined in Section 5.3) and compliance with Section 10, Executive shall be entitled to receive as severance pay an amount in cash equal to Executive's annual salary in effect immediately prior to the date of termination for a period equal to the longer of two years or the unexpired portion of the Term (the "Severance Pay"). MDI shall pay Executive the Severance Pay in a single payment after employment has ended and eight days have passed following execution of the Release of Claims without revocation. This severance pay shall be in lieu of any other compensation for periods after the date of termination. MDI also shall pay Executive her base salary and a pro rata portion of the Bonus through the date of termination. MDI shall notify Executive of the termination of Executive's employment as required by Section 1.1, provided that MDI may elect to pay Executive her then-current annual salary and pro rata Bonus and provide benefits in lieu of all or any portion of such six-month notice period.

      5.2 TERMINATION FOR CAUSE, DEATH, OR DISABILITY. Upon Termination of Executive's Employment at any time during the Term for Cause, death, or Disability, Executive will be paid her compensation and a pro rata portion of the Bonus through the date of termination and will have no rights to payments after the termination date.

      5.3 RELEASE OF CLAIMS. In consideration for and as a condition precedent to receiving the severance benefits outlined in Section 5.1 and elsewhere in this Agreement, Executive agrees to execute a comprehensive release of claims/non-disparagement agreement in a form acceptable to MDI ("RELEASE OF CLAIMS"). Executive promises to execute and deliver the Release of Claims to MDI within the later of (i) 45 days from the date Executive receives the Release of Claims or (ii) the last day of Executive's active employment.

      5.4 DEFINITIONS.

            (a) Termination of Executive's Employment. Termination of Executive's Employment means that MDI has terminated Executive's employment with MDI (including any subsidiary of MDI) from those currently held or assigned. Termination of Executive's Employment also shall include termination by resignation of Executive for any reason, within 12

                                                                    EXHIBIT 10.4

months of a Change of Control as defined in Section 5.4(c) below or for "Good Reason" which for purposes of this Agreement shall mean:

                  (i) the assignment to Executive of a different title, job or responsibilities that results in a decrease in the level of responsibility of Executive;

                  (ii) a reduction in Executive's annual salary or Bonus potential under the Plan;

                  (iii) a significant reduction in total benefits available to Executive under cash incentive, stock incentive and other employee benefit plans; or

                  (iv) a requirement that Executive be based more than 50 miles from where Executive's office is currently located, except for required travel on company business.

            (b) Cause. Termination of Executive's Employment for "Cause" shall mean termination upon (i) the willful and continued failure by Executive to perform substantially Executive's reasonably assigned duties with MDI (other than any such failure resulting from Executive's incapacity due to physical or mental illness) which failure is not corrected within 30 days after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties and the actions it wants her to take to correct such failure; (ii) the conviction of Executive for a felony or misdemeanor involving moral turpitude or financial wrongdoing which has or reasonably could have a negative effect on the business of MDI or on its reputation in the business community; or (iii) the willful engaging by Executive of illegal or fraudulent conduct that is materially and demonstrably injurious to MDI. No act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive without Executive's reasonable belief that her action or omission was in, or not opposed to, the best interests of MDI. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for MDI shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of MDI.

            (c) Change of Control. A Change of Control shall mean that one of the following events has taken place:

                  (i) The consummation of a merger or consolidation of MDI with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of MDI immediately prior to such merger, consolidation or other reorganization; or

                                                                    EXHIBIT 10.4

                  (ii) the sale, transfer or other disposition of all or substantially all of MDI's assets; or

                  (iii) A change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either:

                        (1) Had been directors of MDI 24 months prior to such
            change; or

                        (2) Were elected, or nominated for election, to the
            Board with the affirmative votes of at least a majority of the directors who had been directors of MDI 24 months prior to such change and who were still in office at the time of the election or nomination.

A transaction shall not constitute a Change of Control if its sole purpose is to change the state of MDI's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held MDI's securities immediately before such transaction. In addition, notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Executive's, or a group of persons which includes Executive, acquiring, directly or indirectly, securities representing 20% or more of the voting power of outstanding securities of MDI.

            (d) Disability. Disability shall mean Executive's inability to perform the primary duties of her position with MDI for a period of 90 consecutive days in any rolling 12-month period during the Term as a result of Executive's incapacity due to physical or mental illness.

      5.5 SUSPENSION PENDING INVESTIGATION. MDI may suspend Executive with pay and benefits (not including Bonus) in the event Executive is charged by a law enforcement authority with a felony or misdemeanor involving moral turpitude or financial wrongdoing. In the event of Executive's conviction, MDI may terminate Executive for Cause pursuant to Section 5.4(b)(ii) The effective date of such termination for Cause shall be the date of Executive's suspension, and Executive shall repay MDI an amount equal to the salary she was paid during her suspension. In the event Executive is not convicted, MDI shall immediately reinstate Executive and pay her a pro rata portion of any Bonus and any other payment or benefit to which she would have been entitled had it not been for her suspension. Alternatively, Executive may elect to resign in lieu of accepting reinstatement, in which case her resignation will be considered for Good Reason (as defined in Section 5.4(a)), and she shall be eligible for Severance Pay (as defined in Section 5.1),

      5.6 GROSS-UP PAYMENT. Notwithstanding anything in this Agreement to the contrary, if any payment pursuant to this Agreement (each a "PAYMENT") is subject to the excise tax imposed on "excess parachute payments" by Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE") (such excise tax, together with any interest or penalties thereon, is

                                                                    EXHIBIT 10.4

herein referred to as an "EXCISE TAX"), Executive shall be entitled to an additional payment (a "GROSS-UP PAYMENT") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Payment and any federal, state and local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Payment. No Gross-Up Payment shall be payable under this Section
5.6 if the Payment is not subject to an Excise Tax.

6. CONFIDENTIAL INFORMATION.

      6.1 Executive recognizes that MDI's business and continued success depend upon the use and protection of confidential and proprietary business information concerning MDI and its business (all such information being "CONFIDENTIAL INFORMATION"). For purposes of this Agreement, the phrase "Confidential Information" includes, for MDI and its current or future subsidiaries and affiliates, without limitation, and whether or not specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to designs, specifications, compilations, inventions, improvements, methods, processes, procedures and techniques; provided, however, that the phrase does not include information that (a) was lawfully in Executive's possession prior to disclosure of such information by MDI; (b) was, or at any time becomes, available in the public domain other than through a violation by Executive or Executive's agent of this Agreement; (c) is documented by Executive as having been developed by Executive outside the scope of Executive's employment and independently; or (d) is furnished to Executive by a third party not under an obligation of confidentiality to MDI.

      6.2 Executive agrees that Executive will use Confidential Information only for the benefit of MDI and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except in the performance of her duties or as authorized by MDI. Executive's obligation under this Agreement is in addition to any obligations Executive has under state or federal law. Executive agrees to deliver to MDI immediately upon termination of Executive's employment, or at any time MDI requests, all tangible items containing any Confidential Information (including, without limitation, all memoranda, computer storage devices, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes taken by or provided to Executive, and any other documents or items of a confidential nature belonging to MDI), together with all copies of such material in Executive's possession or control. Executive agrees that in the course of Executive's employment with MDI, Executive will not violate in any way the rights that any entity has with regard to trade secrets or proprietary or confidential information. Executive's obligations under this Section 6 are indefinite in term and shall survive the termination of this Agreement.

7. WORK PRODUCT AND TRADEMARKS, TRADENAMES AND COPYRIGHTS. Executive agrees that all right, title and interest in and to all trademarks, tradenames and copyrights, registered or unregistered, used by MDI in its business (the "BUSINESS") are the property of MDI, and Executive will not during the Term or thereafter use or, to the extent of her ability to do so,

                                                                    EXHIBIT 10.4

permit others to use, such trademarks, tradenames and copyrights except as permitted by MDI. Further, Executive agrees that all right, title and interest in and to the materials resulting from the performance of Executive's duties to MDI and all copies thereof, including works in progress, in whatever media (the "WORK"), will be and remain in MDI upon their creation. Executive will mark all Work with MDI's copyright or other proprietary notice as directed by MDI. Executive further agrees:

      7.1 To the extent that any portion of the Work constitutes a work protectable under the copyright laws of the United States (the "COPYRIGHT LAW"), that all such Work will be considered a "work made for hire" as such term is used and defined in the Copyright Law and that MDI will be considered the "author" of such portion of the Work and the sole and exclusive owner throughout the world of copyright therein; and

      7.2 If any portion of the Work does not qualify as a "work made for hire" as such term is used and defined in the Copyright Law, that Executive hereby assigns and agrees to assign to MDI, without further consideration, all right, title and interest in and to such Work or in any such portion thereof and any copyright therein and further agrees to execute and deliver to MDI, upon request, appropriate assignments of such Work and copyright therein and such other documents and instruments as MDI may request to fully and completely assign such Work and copyright therein to MDI, its successors or nominees, and that Executive hereby appoints MDI as attorney-in-fact to execute and deliver any such documents on Executive's behalf in the event Executive should fail or refuse to do so within a reasonable period following MDI's request.

8. INVENTIONS AND PATENTS. For purposes of this Agreement, "Inventions" includes, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, regardless of whether patentable, or conceived or made during work hours. Executive agrees that all Inventions conceived or made by Executive during the period of employment with MDI belong to MDI, provided they grow out of Executive's work with MDI or are related to the Business, including, without limitation, research and product development, and projected business of MDI. Accordingly, Executive will:

      8.1 Make adequate written records of such Inventions, which records will be MDI's property;

      8.2 Assign to MDI, at its request, any rights Executive may have to such Inventions for the U.S. and all foreign countries;

      8.3 Waive and agree not to assert any moral rights Executive may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by MDI; and

      8.4 Assist MDI (at MDI's expense) in obtaining and maintaining patents or copyright registrations with respect to such Inventions.

                                                                    EXHIBIT 10.4

      Executive understands and agrees that MDI or its designee will determine, in its sole and absolute discretion, whether an application for patent will be filed on any Invention that is the exclusive property of MDI, as set forth above, and whether such an application will be abandoned prior to issuance of a patent. MDI will pay to Executive, either during or after the term of this Agreement, the following amounts if Executive is sole inventor, or Executive's proportionate share if Executive is joint inventor: $750 upon filing of the initial application for patent on such Invention; and $1,500 upon issuance of a patent resulting from such initial patent application, provided Executive is named as an inventor in the patent.

      Executive further agrees that Executive will promptly disclose in writing to MDI during the Term and for six months thereafter, all Inventions developed during the Term or within six months following Executive's termination of employment (whether or not MDI has rights in such Inventions) so that Executive's rights and MDI's rights in such Inventions can be determined. Executive represents and warrants that Executive has no Inventions, software, writings or other works of authorship useful to MDI in the normal course of the Business, which were conceived, made or written prior to the date of this Agreement and which are excluded from the operation of this Agreement

9. REMEDIES. Notwithstanding other provisions of this Agreement regarding dispute resolution, Executive agrees that Executive's violation of any of Sections 6, 7, or 8 of this Agreement would cause MDI irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Executive from violation of the terms of this Agreement, upon any breach or threatened breach of Executive of the obligations set forth in any of Sections 6, 7, or 8. The preceding sentence shall not be construed to limit MDI from any other relief or damages to which it may be entitled as a result of Executive's breach of any provision of this Agreement, including Sections 6, 7, or 8.

10. RESIGNATION OF CORPORATE OFFICES. Executive will resign Executive's office, if any, as a director, officer or trustee of MDI, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such at the request of MDI, effective as of the date of Termination of Executive's Employment.

11. DISPUTE RESOLUTION. Except for the right of MDI and Executive to seek injunctive relief in court, any controversy, claim or dispute of any type arising out of or relating to Executive's employment or the provisions of this Agreement shall be resolved in accordance with this Section 11, which will be the sole and exclusive procedure for the resolution of any disputes. Matters subject to these provisions include, without limitation, claims or disputes based on statute, contract, common law and tort and will include, for example, matters pertaining to termination, discrimination, harassment, compensation and benefits. Matters to be resolved under these procedures also include claims and disputes arising out of statutes such as Title VII of the Civil Rights Act and the Age Discrimination in Employment Act. Nothing in this

                                                                    EXHIBIT 10.4

provision is intended to restrict Executive from submitting any matter to an administrative agency with jurisdiction over such matter.

      11.1 COMPLIANCE WITH MDI POLICY. Executive and MDI will make a good faith attempt to resolve all disputes in accordance with any dispute resolution policy adopted by MDI before resorting to any other dispute resolution procedure.

      11.2 MEDIATION. MDI and Executive will make a good faith attempt to resolve any and all claims and disputes not resolved in accordance with Section
11.1 by submitting them to mediation in Salt Lake City, Utah before resorting to arbitration or any other dispute resolution procedure. The mediation of any claim or dispute must be conducted in accordance with the then-current American Arbitration Association ("AAA") national rules for the resolution of employment disputes by mediation, by a mediator who has had both training and experience as a mediator of general employment and commercial matters. If the parties to this Agreement cannot agree on a mediator, then the mediator will be selected by the AAA in accordance with the criteria described in this provision. Within 30 days after the selection of the mediator, MDI and Executive and their respective attorneys will meet with the mediator for one mediation session of at least four hours. If the claim or dispute cannot be settled during such mediation session or mutually agreed continuation of the session, either MDI or Executive may give the mediator and the other party to the claim or dispute written notice declaring the end of the mediation process. All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions. Nothing disclosed in such discussions, which is not independently discoverable, may be used for any purpose in any later proceeding. The mediator's fees will be paid by MDI.

      11.3 ARBITRATION. If any claim or dispute has not been resolved in accordance with Section 11.1 or Section 11.2, then the claim or dispute will be determined by arbitration in Salt Lake City, Utah, in accordance with the then-current AAA national rules for the resolution of employment disputes by arbitration, except as modified herein. The arbitration will be conducted by a sole neutral arbitrator who has had both training and experience as an arbitrator of general employment and commercial matters and who is and for at least ten years has been, a partner, a shareholder, or a member in a law firm. If MDI and Executive cannot mutually agree on an arbitrator, then the arbitrator will be selected by the AAA applying the criteria in this provision. No person who has served as a mediator under the mediation provision, however, may be selected as the arbitrator for the same claim or dispute. Reasonable discovery will be permitted and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether or the extent to which, any dispute is subject to the dispute resolution provisions in Section 11 and the arbitrator may award any relief permitted by law. The arbitrator must base the arbitration award on the provisions of Section 11 and applicable law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding. The statute of limitations applicable to the commencement of a lawsuit will

                                                                    EXHIBIT 10.4

apply to the commencement of arbitration. The arbitrator's fees will be split evenly by MDI and Executive.

12. FEES. Unless otherwise agreed, the prevailing party will be entitled to its costs and attorneys' fees incurred in any litigation relating to the interpretation or enforcement of this Agreement.

13. DISCLOSURE. Executive agrees to reveal the terms of this Agreement to any future employer or potential employer of Executive and authorizes MDI, to make such disclosure in the event she does not.

14. REPRESENTATION OF EXECUTIVE. Executive represents and warrants to MDI that Executive is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any party that restrains or is in conflict with Executive's performance of the covenants, services and duties provided for in this Agreement. Executive agrees to indemnify MDI and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Executive that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such commitment, arrangement or understanding.

15. ASSIGNABILITY. This Agreement may not be assigned by either party without the written consent of the other; provided, however, that MDI may assign its rights and obligations under this Agreement without Executive's consent to a successor by reorganization, sale, merger or liquidation, if such successor carries on the Business substantially in the form in which it is being conducted at the time of the reorganization, sale, merger or liquidation. This Agreement is binding upon Executive, Executive's heirs, personal representatives and permitted assigns and on MDI, its successors and assigns, and MDI agrees to require any successor or assign to assume this Agreement and all of MDI's obligations hereunder.

16. NOTICES. Any notice required or permitted to be given hereunder is sufficient if in writing and delivered by hand, by facsimile or by registered or certified mail, to Executive at 1338 S. Foothill Dr., #266, Salt Lake City, UT 84108 or to MDI at 30103 W. Gwinn Rd., Prosser, WA 99350, Attn: David R. Walker. Either Executive or MDI may change the place to which notice is to be given by providing notice thereof to the other party.

17. SEVERABILITY. If any provision of this Agreement or compliance by either of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

                                                                    EXHIBIT 10.4

18. WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construe as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

19. GOVERNING LAW. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Utah without regard to the conflict of laws provisions of any other jurisdiction. Any lawsuit, claim or other legal proceeding involving this Agreement must be brought exclusively in the federal or state courts servicing Salt Lake County, Utah, and MDI and Executive hereby submit to personal jurisdiction in the State of Utah and to venue in such courts.

20. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties with respect to the relationship between Executive and MDI and supersedes all prior agreements and understandings, and there are no other representations or agreements other than as stated in this Agreement related to the terms and conditions of Executive's employment. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

      IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the day and year first above written.

MEDICAL DISCOVERIES, INC.

By: /s/ David R. Walker                                /s/ Judy M. Robinett
    ---------------------------------------            ------------------------
Name:  David R. Walker                                 Judy M. Robinett
Title:  Chairman of the Board of Directors

                                                                    EXHIBIT 10.4

                                    EXHIBIT A
                                   BONUS PLAN

                                                              Bonus (as percentage of Executive's salary as
                        Objective                                        of the date of payment)
-----------------------------------------------------------   ---------------------------------------------
Enter Phase I clinical trials on MDI-P or any other drug      15% per indication
that MDI acquires (such as SaveCream) in any indication


Enter Phase II clinical trials on MDI-P or any other drug     15% per indication
that MDI acquires (such as SaveCream) in any indication

Enter Phase III clinical trials on MDI-P or any other drug    15% per indication
that MDI acquires (such as SaveCream) in any indication

File an IND with the FDA on MDI-P for HIV                     15%

File an IND with the FDA on MDI-P or any other drug that      15% per indication
MDI acquires (such as SaveCream) in any indication

Complete an acquisition of another company or technology      15% per acquisition
for an aggregate purchase price in excess of $1 million

Launch and appropriately capitalize (with no less than $1     15% per subsidiary
million) an operating subsidiary of MDI intended to exploit
specific opportunities identified by the company from
time-to-time (e.g. Animal Health GmbH)

Commercialize an asset of MDI in a transaction that           15% per qualifying transaction
generates cash paid to MDI of $1 million or more in the
aggregate

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